NEWS RELEASE

FOR IMMEDIATE RELEASE                  FOR MORE INFORMATION CONTACT:
                                          Robert G. Dutcher
                                          President and Chief Executive Officer
                                          POSSIS MEDICAL, INC.
                                         (612) 780-4555


          POSSIS MEDICAL TO TERMINATE SUPPLY AND DISTRIBUTION AGREEMENT
                     FOR PERMA-SEAL DIALYSIS ACCESS GRAFT

     MINNEAPOLIS,  MN (December  6, 1996) -- Possis  Medical,  Inc.  (Nasdaq-NM:
POSS) announced today that it has sent a notice terminating its Supply and Distribution Agreement with C.R. Bard, Inc. for the Possis Perma-Seal Dialysis Access Graft, based on Bard's breach of the Agreement. Under the Agreement, Bard has 30 days to correct its breach. The impact of Bard's purchase of IMPRA, Inc., a direct competitor for sales of the Perma-Seal Graft, and placing IMPRA in control of marketing the Perma-Seal Graft, made it impossible for Possis to keep Bard/IMPRA as its distributor. Possis Medical is currently in negotiations with Bard concerning settlement and the terms of separation.

     The Supply and Distribution Agreement, signed on December 30, 1994, grants Bard worldwide rights to sell Perma-Seal Grafts manufactured by Possis Medical. On August 5, 1996, Bard announced that it had agreed to acquire IMPRA, Inc., a leading supplier of synthetic vascular grafts and one of two major suppliers of competitive vascular access grafts for kidney dialysis patients. Responsibility for the Perma-Seal Graft sales program was delegated to IMPRA, together with the rest of Bard's vascular graft business.

     Possis Medical, Inc. develops, manufactures and markets pioneering medical devices for the growing cardiovascular and vascular treatment markets. Its three products - the AngioJet Rapid Thrombectomy System, the Perma-Flow Coronary Bypass Graft, and the Perma-Seal Dialysis Access Graft - are ighly differentiated, next-generation medical devices that have the potential to become preferred treatment options. According to Possis Medical's long-term plans, the Perma-Seal Graft represents the smallest market opportunity of its three product lines.



                                                       # # #